Exhibit 10.1
AGREEMENT
     This Agreement (this “Agreement”), dated April 1, 2010, and effective April 2, 2010 (the “Effective Date”), is entered into by A. George Kallop (“Kallop”), whose address is P.O. Box 4780, 1800 Spirit Dance Road, Jackson, WY 83001, and NYMAGIC, INC. (the “Company”).
RECITALS
     WHEREAS, contemporaneously with the execution of this Agreement, Kallop tendered his resignation as President and Chief Executive Officer of the Company, effective on the Effective Date; and,
     WHEREAS, the Company desires to avail itself of the advice and counsel of Kallop after the Effective Date, and Kallop is amenable to making himself available to the Company after the Effective Date on the terms set forth herein.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, it is hereby agreed as follows:
     1. Kallop agrees to make himself reasonably available, but in no event in excess of 20% of the average level of services performed by Kallop for the Company during the 36 month-period immediately preceding the Effective Date, for advice and counsel to the Chairman and to the President and Chief Executive Officer of the Company for a period beginning on the Effective Date and ending on December 31, 2010, at which time he will have no further affiliation with the Company (the “Termination Date”). Kallop shall not, however, be required to be physically present in New York to provide such advice and counsel, and he may provide it in electronic format or telephonically.
     2. In consideration of Kallop’s acceptance of this Agreement and Kallop’s services as set forth in paragraph 1 of this Agreement, Kallop, or, in the event of Kallop’s incapacity or death, his estate, heirs, designee(s), successors, or assigns, shall receive from the Company Eight Hundred Thousand and 00/100 Dollars ($800,000), (i) with Four Hundred Forty-Four Thousand and 00/100 Dollars ($444,000) of such amount to be paid in a single lump sum on December 3, 2010, and (ii) the remaining Three Hundred Fifty-Six Thousand and 00/100 Dollars ($356,000) to be paid in eight equal monthly installments of Forty-Four Thousand, Five Hundred and 00/100 Dollars ($44,500), beginning on January 3, 2011, payable on the first business day of each calendar month for a period of eight months. The Company shall also reimburse Kallop for any eligible reasonable and necessary out-of-pocket fees and expenses he incurs in connection with the services he provides hereunder; such reimbursements for eligible expenses shall be made no later than March 15, 2011.

     3. In addition to the cash consideration provided for in paragraph 2 above the Company will:
     (a) take the following actions in connection with equity grants previously made to Kallop under the Company’s Amended and Restated 2004 Long-Term Incentive Plan:
     (i) accelerate the vesting of Kallop’s outstanding January 1, 2010 award of 8,000 shares of restricted share units of the Company’s common stock from December 31, 2010 to the Effective Date;
     (ii) accelerate the vesting of the unvested portion of Kallop’s outstanding March 6, 2009 stock option award of the Company’s common stock, which for the avoidance of doubt is 50,000 shares, from March 6, 2011 to the Effective Date;
     (iii) waive the requirement in Kallop’s Stock Option Agreement dated April 13, 2009 requiring him to be an employee of the Company on the date of exercise of the option granted therein, with the effect that Kallop shall be entitled to exercise his right to exercise after the Effective Date all or any part of the entirety of such award at any time until its original expiration; and;
     (iv) waive the provision in Kallop’s Performance Share Agreement, effective January 1, 2009 that provides for the forfeiture of his Standard Performance Compensation Award upon his termination of employment with the Company, with the effect that Kallop shall be eligible to receive a Standard Performance Award for the 2010 Performance Period in accordance with his 2009 Performance Share Agreement; and,
     (b) allow Kallop to participate, at his own cost and expense, in the Company’s medical and dental program through June 2012 on the same basis as employees of the Company, which for the avoidance of doubt means that Kallop will pay the same monthly amount that employees pay out of pocket for family coverage and Kallop and his spouse will receive the same benefits as employees and their family members receive.
     4. Kallop shall continue to be entitled to any rights to indemnification under the Company’s or its affiliates’ directors and officers liability insurance, Articles of Incorporation, Bylaws and Employment Agreement dated January 1, 2009 until the Termination Date as if he had continued to be an actively employed senior executive of the Company for that purpose, and thereafter with respect to claims relating to the period prior to the Termination Date.
     5. For and in consideration of the payments and benefits to be made pursuant to Paragraphs 2, 3 and 4 of this Agreement, Kallop for himself, his heirs, executors, administrators and assigns (the “Kallop Releasors”), hereby unconditionally releases, discharges and acquits the Company, its subsidiaries, parents, affiliates, vendors and consultants, and each of them its and their respective officers, directors, shareholders, partners, employees, agents, and affiliates, and each of them (hereinafter collectively referred to as “Company Releasees”) from any and all debts, agreements, promises, liabilities, claims, damages, actions, causes of action, or demands of any kind or nature including without limitation all claims arising out of or in connection with his employment with and resignation from the Company, except as otherwise provided in this Agreement; and the Company for itself and its assigns (the “Company Releasors”) hereby unconditionally releases, discharges and acquits Kallop, his heirs, executors, administrators and assigns (the “Kallop Releasees”) from any and all debts, agreements, promises, liabilities, claims, damages, actions, causes of action, or demands of any kind or nature including without limitation all claims arising out of or in connection with Kallop’s employment with and resignation from the Company. For the avoidance of doubt, the Company Releasees shall not include Mariner Partners, Inc., or its affiliates, or its or their respective officers, directors, shareholders, partners, employees, or agents.
     6. Kallop acknowledges that he will have knowledge of certain trade secrets of the Company and its affiliates including information concerning the businesses, operations, future plans, methodologies, and customers of the Company and its affiliates. Kallop shall maintain the confidentiality of all secret or confidential information, knowledge or data relating to the Company and its affiliates and their respective businesses, which he shall have obtained during his employment.
     7. Kallop will not until the Termination Date (without the written consent of the Company), directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, member, consultant or otherwise with, or have any financial interest in, any business that engages in any business that competes with any business actively conducted by the Company and its affiliates; provided, however, that ownership, for personal investment purposes only, of less than 5% of the voting stock of any publicly held corporation shall not constitute a violation hereof.
     8. Kallop will not for a period of two (2) years after the Termination Date directly or indirectly, on behalf of himself or any other person, solicit for employment (other than for the Company or any of its affiliates) any person known by him to be employed at the time by the Company or any of its affiliates.
     9. This Agreement sets forth the entire agreement between the parties regarding Kallop’s resignation from and provision of services to the Company during the period beginning on the Effective Date and ending on the Termination Date, supersedes any prior written, oral or implied agreement between the parties hereto regarding the subject matter hereof, and may only be amended by a written agreement signed by the parties hereto.
     10. This Agreement shall be governed and conformed in accordance with the laws of the state of New York without regard to its conflict of laws provision.
     11. The provisions of this Agreement are severable. If any court determines that any provision of this Agreement, including, without limitation, any restrictive covenant, or any part thereof, is unenforceable because of the duration, geographical scope of such provision, or such other reason as determined by a court, as the case may be, then said provision or provisions shall be reduced/modified so that such unenforceable provision becomes enforceable and, in its reduced/modified form, such provision shall be enforced.
     12. Kallop acknowledges that he shall be an independent contractor and not an employee of the Company under this Agreement and, therefore, Kallop shall be solely responsible for any federal, state or local income, employment or other taxes with respect to amounts paid hereunder, and the Company shall have no responsibility or obligations relating to such taxes.
     13. The payments and benefits to which Kallop is entitled pursuant to Paragraphs 2, 3 and 4 of this Agreement shall be guaranteed through the date of the last payment to be made by the Company to Kallop hereunder.
     14. Section 409A.
(i) If any payment, compensation or other benefit provided to Kallop in connection with his resignation is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and Kallop is a specified employee as defined in Section 409A(a)(2)(B)(i), then no portion of such “nonqualified deferred compensation” shall be paid before the day that is six (6) months plus one (1) day after the date of termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Kallop during the period between the date of termination and the New Payment Date shall be paid to Kallop in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Kallop that would not be required to be delayed if the premiums therefor were paid by Kallop, Kallop shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay Kallop an amount equal to the amount of such premiums paid by Kallop during such six-month period promptly after its conclusion.
(ii) The parties hereto acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Kallop that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and Kallop agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any payments payable hereof) so that either (1) Section 409A will not apply or (2) compliance with Section 409A will be achieved.
(iii) Notwithstanding anything to the contrary contained in this Agreement, all reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the taxable year following the taxable year in which Kallop incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (1) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (2) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (2) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code of 1986, as amended, solely because such expenses are subject to a limit related to the period the arrangement is in effect.
(iv) For purposes of Section 409A, Kallop’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(v) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” as defined in Section 1.409A-1(h) of the Department of Treasury final regulations, including the default presumptions, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.
     15. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth above:

/s/ A. George Kallop
A. GEORGE KALLOP

NYMAGIC, INC.
By:	/s/ Paul J. Hart
	Name:	Paul J. Hart
	Title:	Executive Vice President, General Counsel and Secretary

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